EXHIBIT (a)(1)(D)
222 West Adams Street
Chicago, Illinois 60606
Attn: John F. Bahr
Call Toll-Free: 800-621-0687
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NOLAND COMPANY
at
$74.00 net per share
by
WINVEST INC.
a wholly-owned subsidiary of
PRIMUS INC. (dba WINWHOLESALE INC.)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2005, UNLESS THE OFFER IS EXTENDED.
April 19, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      We have been appointed by Winvest Inc., a Virginia corporation (“Purchaser”) and a wholly-owned subsidiary of Primus Inc. (dba WinWholesale Inc.), a Delaware corporation (“WinWholesale”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $10.00 per share (the “Shares”) of Noland Company, a Virginia corporation (“Noland Company”), at $74.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 19, 2005 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated April 19, 2005.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Letter to Shareholders of Noland Company from Lloyd U. Noland, III, Chairman and President of Noland Company accompanied by Noland Company’s Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission.

4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to JPMorgan Trust Company, N.A., the Depositary.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2005, UNLESS THE OFFER IS EXTENDED.
      Please note the following:

1. The Offer Price is $74.00 per Share, net to the seller in cash without interest thereon.

2. The Offer is being made for all outstanding Shares.

3. Each of the special committee of the Noland Company board of directors comprised of three independent directors (the “Special Committee”) and the Noland Company board of directors has approved the Offer and determined that the terms of the Offer and the Merger, taken together, are fair to, and in the best interests of, the Noland Company and its shareholders. Accordingly, each of the Special Committee and the Noland Company board of directors recommends acceptance of the Offer.

4. The Offer is being made in connection with the Agreement of Merger dated as of April 11, 2005 (the “Merger Agreement”) by and among WinWholesale, Purchaser and Noland Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Noland Company (the “Merger”), with Noland Company surviving the Merger as a wholly-owned subsidiary of WinWholesale. In the Merger, each outstanding Share (other than Shares owned by WinWholesale, Purchaser or any of their affiliates) will be converted into the right to receive an amount in cash per Share equal to the price per Share paid pursuant to the Offer, without interest thereon.

5. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2005, UNLESS THE OFFER IS EXTENDED.

6. The Offer is conditioned on, among other things, (a) there being validly tendered (and not withdrawn) immediately prior to the expiration of the offer, that number of Shares which, when added to the Shares, if any, previously acquired by Purchaser constitutes more than two-thirds of the issued and outstanding Shares calculated on a fully diluted basis at the time of the expiration of the Offer (the “Minimum Condition”) and (b) the expiration or termination, prior to the expiration of this Offer, of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Condition”). Purchaser will not waive the Minimum Condition or the HSR Condition. The Offer is also subject to certain other conditions contained in this Offer to Purchase. See “Introduction” and Sections 1, “Terms of the Offer; Expiration Date,” and 13, “Conditions to the Offer.”

7. Notwithstanding any other provision of the Offer, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) the Share certificates evidencing such Shares or a timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      In order to take advantage of the Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimiles thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
      Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3, “Procedures for Accepting Offer and Tendering Shares,” of the Offer to Purchase.
      Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Dealer Manager, the Information Agent and the Depositary.
      Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials should be addressed to Morrow & Co., Inc., the Information Agent for the Offer, or to the undersigned at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PURCHASER, WINWHOLESALE, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANOTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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